Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:                                              Greg Burns

(847) 402-5600

Allstate Adopts Proxy Access Bylaw Amendments

NORTHBROOK, Ill., November 19, 2015 – The Allstate Corporation (NYSE: ALL) today announced that its board of directors has adopted amendments to the company’s bylaws providing “proxy access” shareholder rights. “Allstate’s board is committed to strong corporate governance and creating value for our shareholders,” said Thomas J. Wilson, chairman and chief executive officer. “Our board proactively adopted proxy access as part of our ongoing commitment to governance best practices that include dialogue, transparency and responsiveness to shareholder views.”

Proxy access enables eligible long-term shareholders to nominate their own director candidates in a company’s proxy statement. The bylaw amendments will allow holders of at least 3 percent of Allstate’s outstanding common shares, who have held the shares continuously for at least three years, to submit eligible director candidates for up to 20 percent of the board. Up to 20 shareholders may aggregate their shares to reach the 3 percent ownership threshold. Proxy access rights will first be available to shareholders in connection with Allstate’s 2017 annual shareholders meeting. Allstate’s amended bylaws will be filed with the Securities and Exchange Commission on Form 8-K and posted to the corporate governance section of Allstate’s website.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada. In the 20 years since Allstate became a fully independent public company, The Allstate Foundation, Allstate, its employees and agency owners have donated more than $405 million to support local communities.

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